Exhibit (d)(6)

EXECUTION COPY

Melrose Industries PLC (“Melrose”,”we”, “us” or “our”)

Leconfield House

Curzon Street

London WIJ5JA

May 20, 2016

Private & Confidential

Nortek, Inc. (“Nortek”, “you” or “your”)

500 Exchange Street

Providence, Rhode Island 02903

Gentlemen/Ladies,

Reference is made to that certain Confidentiality Agreement (the “Confidentiality Agreement”), dated as of May 2, 2016, by and between Nortek and Melrose.  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Confidentiality Agreement.

In connection with the parties’ discussions regarding the Transaction, we have requested that you engage your auditors Ernst & Young LLP (“E&Y”) to assist us in the conversion of your historical financial information from U.S. GAAP to IFRS, auditing such information and preparing any related accounting or other disclosure as may be required in connection with our contemplated equity financing (the “Scope of Work”).  We note that the Scope of Work does not include auditing or conversion, but does include reconciliation, of our historical financial information for the first quarter of 2016.  You have subsequently engaged, and we hereby consent to the engagement of, Pricewaterhouse Coopers (“PwC”), J.L.T. Financial Advisors (“JLT”) and Summitt Financial (“Summitt”) to assist you with the completion of the Scope of Work and we understand that you may, with our prior consent, seek to engage other third party advisers as may be necessary to complete the Scope of Work (each of E&Y, PWC, JLT, Summitt and such other advisers, the “Relevant Advisers”).

In order to induce you to commence the Scope of Work, we have agreed to reimburse you for up to $2,500,000, in the aggregate (the “Cap”), of the reasonable fees, costs and expenses of the Relevant Advisers incurred by you on or after April 22, 2016 to the extent they are incurred in connection with the Scope of Work (the “Reimbursable Expenses”).  The parties hereto agree that the Scope of Work and the Cap may be expanded if required in connection with the Transaction (e.g., to include the conversion, auditing and/or related accounting work for your historical financial information for the first quarter of 2016) at the request of either party, following receipt of the written consent of the other party hereto, such consent not to be unreasonably withheld, it being understood that the party whose consent is being requested will respond within 24 hours of receipt of such consent request.  In furtherance of the foregoing, you have agreed to (x) provide us with fee estimates for each of the Relevant Adviser(s) engaged in respect of the Scope of Work and (y) request that each Relevant Advisor provide an update of the fees, costs and expenses of such Relevant Adviser on the first and fifteenth day of each month, or the next business day thereafter if the first or fifteenth day of a given month falls on a Saturday, Sunday or public holiday.

We shall not be responsible for reimbursement of any fees, costs or expenses incurred by you for work or services performed after the date that either party hereto delivers written notice of termination of discussions with respect to the Transaction to the other party.

We will remit any reimbursement which is owed pursuant to the terms of this letter agreement to you upon our receipt of customary invoices (including of third party providers of services) setting forth the Reimbursable Expenses incurred by you, which reimbursement shall be made by wire transfer in immediately available funds to an account designated by you not later than five (5) business days following receipt by us of each such invoice; provided, however, that, notwithstanding the foregoing and unless you and we otherwise mutually agree, in the event that (i) we are ready, willing and able to enter into a definitive agreement in connection with the Transaction on terms consistent with our discussions to date and (ii) you decline to enter into an agreement with us and instead enter into a transaction with a third party that is similar in nature to the Transaction on or prior to December 31, 2016, you shall reimburse us for any Reimbursable Expenses actually paid by us promptly following the execution of a definitive agreement with respect to such transaction with a third party.

The existence and terms of this letter agreement shall not be publicly disclosed or announced and is subject to the terms of the Confidentiality Agreement.

Each party hereto acknowledges that this letter agreement constitutes such party’s legal, valid and binding obligation, enforceable against it in accordance with its terms.  This letter agreement shall be exclusively governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to conflicts of law principles.

[Signature Page Follows]

Please confirm your agreement with the foregoing by signing in the space provided below and returning a copy of this letter agreement to the undersigned.

Sincerely,

MELROSE INDUSTRIES PLC

By:	/s/ Simon A. Peckman
Name: Simon A. Peckman
Title: Director

Accepted and agreed to as of the date first set forth above:

NORTEK, INC.

By:	/s/ Kevin W. Donnelly
Name: Kevin W. Donnelly
Title: Sr. VP, General Counsel & Secretary

[SIGNATURE PAGE TO EXPENSE REIMBURSEMENT AGREEMENT]